Exhibit 99.2

TIANCI INTERNATIONAL INC.

CHARTER

OF THE

NOMINATING/CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS

1.       Purpose

The Nominating/Corporate Governance Committee (the “Committee”) of TIANCI INTERNATIONAL INC. (the “Company”) is appointed by the Board of Directors to:

•	Assist the Board in identifying individuals qualified to become Board members and recommending to the Board the director nominees for each annual meeting of shareholders;

•	Recommend to the Board Corporate Governance Principles applicable to the Company;
•	Lead the Board in its annual review of the performance of the Board and its committees; and

•	Recommend to the Board director nominees for each committee.

2.       Composition

The Committee shall be comprised of no less than three directors, the exact number to be determined by the Board of Directors. Each Committee member shall meet the independence requirements of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market LLC (“NASDAQ”), as from time to time in effect,

In addition, each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be appointed and removed by the Board. The members of the Committee shall designate a chairman.

3.       Meetings

The Committee shall meet at least one (1) time annually and more frequently if circumstances dictate or if the Committee so determines. The Committee shall also meet at least annually with the executive officers of the Company and other members of management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately. The Committee shall set its own rules of procedure and may delegate authority to subcommittees of its members. The Committee shall keep minutes of its activities.

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4.       Committee Authority and Responsibilities

A.	The Committee shall conduct its activities in accordance with the policies and principles set forth in the Company’s Corporate Governance Principles.

B.	The Committee shall develop criteria for selection of members of the Board and its committees. The Committee shall review with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment shall include each member’s qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.

C.	The Committee shall actively seek individuals qualified to become Board members for recommendation to the Board. The Committee shall have the sole authority, at the Company’s expense, to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

D.	The Committee shall evaluate the performance of individual directors each year.

E.	The Committee shall conduct a director orientation program for new and continuing directors in accordance with Section 6 of the Company’s Corporate Governance Principles.

F.	The Committee shall name a chairman who shall preside at all meetings of the Committee.

G.	The Committee shall report to the Board at least annually and more frequently as circumstances dictate.

H.	The Committee shall have the authority to obtain advice and assistance from legal, accounting or other advisors at the Company’s expense.

I.	The Committee shall review and re-assess the adequacy of this Charter and the Company’s Corporate Governance Principles annually and recommend any proposed changes to the Board for approval.

J.	The Committee shall also have such additional authority to assume additional responsibilities and take additional actions as may be delegated to it by the Board of Directors.

5.       Annual Performance Evaluation

The Committee shall conduct an annual self-evaluation to determine whether it is functioning effectively. The Committee shall solicit comments from all directors and report annually to the Board with an assessment of the Committee’s performance. This assessment shall be discussed with the full Board following the end of each fiscal year. This assessment shall focus on the Committee’s contribution to the Company and specifically focus on areas in which the Board or management believes the Committee could improve.

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